UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2008

Eastern Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-32899	20-2653793
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Race Avenue, Lancaster, Pennsylvania	17603
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (717) 396-7095

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 6, 2008, Eastern Insurance Holdings, Inc. (“EIHI”) entered into an Agreement and Plan of Merger (the “Agreement”) with Employers Security Holding Company, an Indiana corporation (“Employers”) and Eastern Acquisition Corp, a new subsidiary of Eastern organized to facilitate the acquisition of Employers. Employers has two wholly owned subsidiaries, Employers Security Insurance Company (“Employers Insurance”) and Affinity Management Services, Inc., which provide workers’ compensation insurance and other insurance-related services. Employers Insurance holds licenses to underwrite insurance in Indiana, Illinois and Missouri.

Subject to the terms and conditions of the Agreement, Eastern Acquisition Corp. would merge with and into Employers with Employers being the surviving corporation, and thereafter Employers will be a wholly-owned subsidiary of EIHI. The merger transaction to acquire Employers and its subsidiaries is valued at approximately $14.9 million, including the assumption of $2.9 million in debt. The total estimated transaction value is subject to certain true-up adjustments to reflect changes in the consolidated shareholders’ equity from June 30, 2008 to the last day of the calendar month preceding the closing date of the transaction. The terms and benefits of the transaction are described in greater detail in the Press Release and Analyst Conference Call Presentation, which are filed hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

The Agreement contains customary representations, warranties, and covenants of EIHI and Employers, including among others, covenants by Employers to conduct its business in the usual, regular and ordinary course during the interim between the execution of the Agreement and the closing date. During the term of the Agreement, Employers may not facilitate, initiate or encourage the submission of any other merger, acquisition, consolidation or business combination proposal involving Employers and Employers is required to disclose to Eastern the terms of any such proposal or inquiry it receives. If Employers chooses to terminate the Agreement, other than because of Eastern’s failure to perform the convenants, agreements and conditions of this Agreement, for a period of one year Employers may not enter into another merger, acquisition, consolidation or business combination with any other party at a price higher than the price offered by EIHI under the Agreement.

The foregoing description of the Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Agreement contains representations and warranties made by and to the parties to the Agreement as of specific dates. The assertions embodied in those representation and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise. Investors should read the Agreement together with other information concerning EIHI that it publicly files in reports and statements with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger by and among Eastern Insurance Holdings, Inc., Eastern Acquisition Corp. and Employers Security Holding Company, dated August 6, 2008

99.1	Press Release by Eastern Insurance Holdings, Inc., dated August 7, 2008

99.2	Analyst and Investor Conference Call Presentation of Merger, dated August 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN INSURANCE HOLDINGS, INC.

Dated: August 7, 2008	By:	/s/ Kevin M. Shook
Kevin M. Shook
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Eastern Insurance Holdings, Inc., Eastern Acquisition Corp. and Employers Security Holding Company, dated August 6, 2008

99.1	Press Release by Eastern Insurance Holdings, Inc., dated August 7, 2008

99.2	Analyst and Investor Conference Call Presentation of Merger, dated August 8, 2008